Exhibit 99.B(d)(37)

SCHEDULE B

TO THE

SUB-ADVISORY AGREEMENT

BETWEEN

SEI INVESTMENTS MANAGEMENT CORPORATION

AND

DELAWARE MANAGEMENT COMPANY,

A SERIES OF DELAWARE MANAGEMENT BUSINESS TRUST

As of January 4, 2010, as amended March 25, 2011, September 15, 2011 and March 30, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI INSTITUTIONAL INVESTMENTS TRUST

[REDACTED]

Agreed and Accepted:

SEI INVESTMENTS MANAGEMENT CORPORATION	DELAWARE MANAGEMENT COMPANY SERIES OF DELAWARE MANAGEMENT BUSINESS TRUST

By:	By:

/s/ Sandra M. Schaufler	/s/ Patrick P. Coyne

Name:	Name:

Sandra M. Schaufler	Patrick P. Coyne

Title:	Title:

Vice President	President